WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                         J.S. OSBORN, P.C.
                     Certified Public Accountants
                    17430 Campbell Road, Suite 114
                         Dallas, Texas 75252
                    972-735-0033 Fax 972-735-0035

                     INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders      July 3 1996
Equity AU, Inc.
Mena Arkansas

We have audited the accompanying balance sheets of Equity
AU, Inc. (a Delaware corporation) as of December 31, 1995 and 1994 and the related statements of operations, stockholders' equity and accumulated deficit, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Equity AU, Inc. as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.
As discussed in Note H to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

J. S. Osborn, P. C.
Dallas, Texas



                         EQUITY AU, INC.
                         BALANCE SHEETS
                    December 31, 1995 and 1994

                              ASSETS

                                               restated
CURRENT ASSETS:                    1995           1994
 Cash                              $1,672         $12,926

 Accounts receivable
 - Related party                   $ 0            $30,127

 Prepaid expense                   $18,966        $ 0

 Total Current Assets              $20,638        $43,053


 PROPERTY,PLANT AND EQUIPMENT:

 Investment in mining claims       $7,500         $7,500

 Land and buildings                $77,326        $77,326

 Equipment and Vehicles            $26,924        $23,294

 Total Property,Plant & Equip.     $111,750       $111,750


 OTHER ASSETS:

 Silver statue                     $16,250        $16,250

 Precious Gems                     $23,290        $23,290

 Total Other Assets                $39,540        $39,540


 TOTAL ASSETS                      $171,928       $194,343



 See accompanying notes.



                         EQUITY AU, INC.
                         BALANCE SHEETS
                    December 31, 1995 and 1994

               LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:

                                       Restated
                                   1995           1994
 Accounts payable                  $48,791        $50,159

 Payroll taxes payable              38,469         61,089

 Interest payable
 - Related Party                    18,588          7,602

 Current Portion - long term debt
 - Related Party                   172,555         35,640

 Current Portion - long term debt    3,364          8,503

 Total Current Liabilities         281,767        162,993


 NON-CURRENT LIABILITIES:

 Long term debt - Related Party    182,555        184,640

 Long term debt                     16,468         18,714

 Less: current portion             (175,919)      (44,144)

 Total Non-Current Liabilities       23,104       162,210

 TOTAL LIABILITIES                  304,871       325,203


 CONTINGENCIES AND COMMITMENTS:
 (Note D)

 STOCKHOLDERS' (DEFICIT):

 Preferred stock, Series A,
 $1.00 Par Value                    148,000       148,000

 Preferred stock, Series B,
 $1.00 Par Value                   288,200        288,200

 Preferred stock, Series C,
 $1.00 Par Value                    10,200         10,200

 Common stock, Class A,
 $0.001 Par Value                   91,123         61,247

 Common stock, Class B,
 $0.001 Par Value                   1,000           1,000

 Additional paid-in capital        11,527,950     11,314,759


 Accumulated deficit               (12,199,416) (11,954,266)

 Total Stockholders' (Deficit)       (132,940)     (130,860)


 TOTAL LIABILITIES AND
 STOCKHOLDERS'(DEFICIT)             $171,928       $194,343


 See accompanying notes.


                       EQUITY AU, INC.
                  STATEMENTS OF OPERATIONS
     For The Years Ended December 31, 1995, 1994, and 1993

                                 Restated
REVENUE                  1995      1994      1993
 Revenue                 $0        $0        $104,110

 Direct Costs            (2,519)   (31,298)    40,083


 GROSS MARGIN            (2,519    (31,296)    64,027

 EXPENSES:

 Amortization            0             330       1590

 Depreciation            0          70,202      84,312

 General and
 Administrative          145,156   366,525     609,243

 Salaries                 45,910   158,658     269,225

 Bad Debt Expense        0         124,330         0

 Writedown of assets     0         426,456    1,704,123

 Total expenses          191,066   1,146,511  2,668,493


 OPERATING LOSS          (193,585)(1,177,809)(2,604,466)

 OTHER INCOME (EXPENSE):

 Interest income         9         32          9,923

 Option fees             0         0         110,500

 Investment income       0         0         (15,491)

 Gain on sale of land    0         30,840         0

 Loss on bldg. sale      0         (75,667)       0

 Loss on partnership
 interests               0         (2,288841)     0

 Interest expense        (19,057)  (21,896)  (72,323)

 Penalties               0         (30,185)) (72,323)

 Total other income
 (expense)               (19,048)  (2,385717)  32,609

 NET LOSS                (212,633) (3,563526)($2,571,857)

 Weighted average
 shares outstanding      78,175,088 59,627160  46,468,445

 LOSS PER SHARE:         ($0.00)   ($0.06)   ($0.06)



See accompanying notes.


                       EQUITY AU, INC.
  STATEMENT OF STOCKHOLDERS' EQUITY AND ACCUMULATED DEFICIT

Period from December 31, 1993 to December 31, 1995

Preferred Stock - A
                                   Shares    Amount
 Balance
 December 31,1993                  148,000   $148,000

 Issuance of preferred stock
 for cash                          0         0

 Issuance of preferred stock
 for services                      0         0

 Balance
 December 31,1994                  148,000   $148,000

 Balance
 December 31,1995                  148,000   $148,000


 Preferred Stock - B
 Balance
 December 31, 1993                 78,500    $78,500

 Issuance of preferred stock
 for cash                          203,500   203,500

 Issuance of preferred stock
 for services                      6,200     6,200

 Balance
 December 31,1994                  288,200   $288,200

 Balance
 December 31,1995                  288,200   $288,200

 Preferred Stock - C
 Balance
 December 31,1993                  0         $0

 Issuance of preferred stock
 for cash                          6,000     6,000

 Issuance of preferred stock
 for services                      4,200     4,200

 Balance
 December 31, 1995                 10,200    $10,200


 Class A Common
                                   Shares    Amount

 Balance
 December 31,,1993                 57,125,336$57,125

 Issuance of common stock:

 for cash                          3,500,000   3,500

 for services                      459,790       460

 for dividends                    161,944        162

 Class B Common

                                   Shares    Amount

 Balance
 December 31, 1993                 100,000   $1,000

 Paid in Capital
 BALANCE
 December 31,1993                            $11,160,079

 Issuance of common stock:

 for cash                          91,606

 for services                      45,519

 for dividends                     17,555

 Accumulated Deficit

 Balance
 December 31,1993                            ($8,390,740)

 Net loss                                    ( 3,563,526)

 See accompanying notes.


 Class A Common
 Balance                           Shares    Amount
 December 31, 1994                 61,247,070$61,247

 Issuance of common stock:

 for cash                          27,078,885 27,079

 for services                      2,500,000   2,500

 1993 dividend on
 Preferred Series A                161,944       162

 1994 dividend on
 Preferred Series A                135,284       135

 Class B Common
                                   Shares     Amount
 Balance
 December 31,1994                  100,000    $1,000

 Paid in Capital
 Balance
 December 31,1994                  11,314,759

 Issuance of common stock:

 for cash                             157,221

 for services                          23,750

 1993 dividend on Preferred
 Series A                              17,555

 1994 dividend on Preferred
 Series A                              14,665

 Accumulated Deficit
 Balance
 December 31, 1994                           ($11,954,266)

 Issuance of common stock:

 1993 dividend on Preferred
 Series A                          (17,717)

 1994 dividend on Preferred
 Series A                          (14,800)

 Net Loss                          (212,633)

 See accompanying notes.


 Balance
 December 31, 1995

 Class A Common:

 Shares                            91,123,183

 Amount                            $91,123

 Class B Common

 Shares                            100,000

 Amount                            $1,000

 Paid in Capital                   $11,527,950

 Accumulated Deficit               $12,199,416



 See accompanying notes.


                        EQUITY AU INC.
                  STATEMENTS OF CASH FLOWS

     For The Years Ended December 31, 1995, 1994, and 1993

                                 Restated
                     1995          1994         1993
CASH FLOWS FROM
OPERATING ACTIVITIES:
 Net loss           ($212,633) ($3,563,526) ($2,571,857)


 Adjustments to
 reconcile net
 loss to net cash
 (used) by operating
 activities:

 Stock issued for
 services              26,250       56,379      132,780

 Stock issued for
 interest                0            0          39,100

 Writedown of
 assets                  0         426,456    1,704,123

 Amortization            0             330        1,590

 Depreciation            0          70,202       84,312

 Loss on
 partnership
 investments             0       2,288,841            0

 Bad debt expense        0         124,340            0

 Loss on sale of
 building                0          75,667            0

 Gain on sale of
 land                    0        (30,840)            0

 Changes in working
 capital:

 (Increase)
 decrease in
 Accounts
 receivable         30,127        (9,206)        (48,100)

 Prepaids           (18,965)         0             2,088

 Increase (decrease)
 in Accounts payable (1,368)       27,365         21,118

 Payroll taxes
 payable            (22,620)       37,991              0

 Interest payable   11,901         27,365              0

 Deposits                0              0              0

 NET CASH (USED) BY
 OPER. ACTIVITIES:
                    (187,308)    (488,398)      (631,917)



 See accompanying notes.


                       EQUITY AU, INC.
                   STATEMENTS OF CASH FLOWS
     For The Years Ended December 31, 1995, 1994, and 1993

                                 Restated
                         1995      1994      1993
 CASH FLOWS FROM
 INVESTING ACTIVITIES:

 Purchase of Equipment      0      (3,201)   (133,139)

 Sale of land               0      64,000            0

 NET CASH PROVIDED
 (USED)
 BY INVESTING
 ACTIVITIES:                0      60,799    (133,139)

 CASH FLOWS FROM
 FINANCING ACTIVITIES:

 Increase in debt        24,000    187,640    290,000

 Decrease in debt        (32,246)  (72,114)   (24,727)

 Sale of preferred
 stock                      0      209,500     78,500

 Sale of common
 stock                   184,300    95,108    180,735

 Decrease in
 notes receivable            0       4,900        0

 Increase in
 advances-Related Party      0          0    (52,977)

 Paid in capital             0          0    103,622

 NET CASH PROVIDED
 BY FINANCING ACTIVITIES: 176,054  425,031   575,153

 NET (DECREASE) IN CASH: (11,254)  (2,568)   (189,903)

 CASH AT BEGINNING
 OF YEAR:                12,926    15,494    205,397

 CASH AT END OF YEAR:    $1,672    12,926    15,494



See accompanying notes.




                       EQUITY AU, INC.
                   STATEMENTS OF CASH FLOWS

     For The Years Ended December 31, 1995, 1994, and 1993

                  SUPPLEMENTAL DISCLOSURE OF
         CASH FLOW AND NON-CASH INVESTING ACTIVITIES

                                 Restated
                         1995      1994      1993
 CASH FLOW INFORMATION:
 Interest paid           $2,302    $11,704   $33,223

 Income taxes paid           $0         $0        $0



1995

During 1995 the Company had the following non-cash transactions: a) the Company exchanged Class A common stock for $26,250 for services. b) the Company exchanged Class A common stock for $32,517 for 1993 and 1 994 dividends.

1994

During 1994 the Company had the following non-cash transactions: a) the Company's account receivable from a related party in the amount of $105,362 as of December 31, 1993 was reduced when the related party paid the Company's
$40,000 note and $6,167 in accrued interest. b) the balance of the account receivable in the amount of $54,109 was exchanged as part of the consideration in the sale of the Company's office building in Dallas, Texas. c) the Company exchanged Class A common stock for $45,979 for services.

1993

During 1993 the Company had the following non-cash transactions: a) the Company exchanged Class A common stock for $450,000 in short term debt. b) the Company exchanged
Class A common stock for $250,000 in short term debt. c) the Company purchased land in the amount of $74,109 by assumption of long term debt. d) the Company issued Class A common stock for assets in the amount of $968,604.

See accompanying notes.


                       EQUITY AU, INC.

               NOTES TO FINANCIAL STATEMENTS

Note A - Nature of Business and Summary of Significant
Accounting Policies:

History:
The Company was organized on March 5, 1988, as a Delaware corporation under the name Sherry Lyn Corporation. The
Company was organized as a public company for the purpose of finding a suitable combination partner.

The Company engaged in research and development of a process to extract gold and other precious metals on various real properties located in Arkansas. Partnerships were formed prior to 1994 by the Company or by affiliates of the Company to raise working capital, acquire mineral claims, rights, facilities, and equipment and to explore for precious metals. In 1994 the company was notified by general partners of the partnerships that they were terminated and dissolved.

The Company has had no significant operations since August
1994 and suspended mining operations in June 1995.

Accounting Change
The Company changed its accounting presentation from consolidation since it divested itself of all subsidiaries in 1994. Consequently, the financial statements have been restated for all periods presented that may have been previously consolidated.

Use of Accounting Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and equipment
Property and Equipment are carried at cost. Upon retirement or disposal, the asset cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income.

Maintenance, repairs and renewals are charged to expense when incurred. Additions and significant improvements are capitalized and depreciated. Upon retirement or sale, the cost of the assets disposed of and related accumulated depreciation are removed from the accounts and any resulting gain or loss are included in the determination of net income.


Note A - Nature of Business and Summary of Significant
Accounting Policies (Continued):

Depreciation and Amortization
The Company depreciates its cost in buildings and equipment based on the estimated number of years straight-line method.
No depreciation was taken in 1995 as there were no property additions and the values of the idle equipment was written down to salvage value in 1994.

Revenue Recognition
The Company recognizes revenue when sales of precious metals or other products are sold to qualified buyers.

Mining claims
Mining claims are carried at cost. These costs will be amortized on the units of production basis when mining operations commence. The Company assesses the value of its claims annually for impairment. Costs will be written off when a lease or claim is dropped or expires or a determination is made that ore cannot be extracted in economic quantities.

Long-Lived Assets
The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses.
Actual results could differ from these estimates.

In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121
(SFAS 121), "Accounting for the Impairment of Long-Lived
Assets and for Long-Lived Assets to be Disposed of." SFAS
121 requires recognition of impairment of long-lived assets in the event of net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.
SFAS 121 is effective for fiscal years beginning after December 15, 1995 with earlier adoption encouraged. As a result the Company recognized a loss in the amount of $712,868 from the impairment of its advances, mining claims and partnership investments in 1994.

(Loss) per Common Share:
(Loss) applicable to common stock is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year.


Note A - Nature of Business and Summary of Significant
Accounting Policies (Continued):

Income Taxes
The Company is subject to the greater of federal income taxes computed under the regular system or the alternative minimum tax system.

The Company adopted Statement of Financial Accounting
Standards No. 109, "Accounting for Income Taxes." The
Statement requires the use of an asset and liability approach for the accounting and financial reporting of income tax. No deferred tax asset has been recognized for the operating loss carryforward as it is more likely than not that all or a portion of the net operating loss will not be realized and any valuation allowance would reduce the benefit to zero.

Note B - Mining Claims:

The Company held 75 mining claims as of December 31, 1995 and 1994. In 1994 the Company determined that exploring for precious metals on these claims was not economically feasible and an impairment on these claims was recognized in the amount of $69,500. These claims are renewable in August of each year, but there has been no activity on these claims in 1995.

Note C - Other Assets:

Silver Statue and Precious Gems
The Company acquired a silver statue and certain precious gems from a related party in exchange for common stock.
During 1994, the statue and gems were pledged as collateral on a note in the amount of $30,000 to a related party.
During 1995, the note securing the statue and gems was paid in full. Subsequent to 1995, the silver statue was exchanged for services rendered by a related party.


Note D - Contingencies and Commitments:

The Company owed $38,469 and $61,089 as of December 31, 1995 and 1994 in state and federal payroll taxes. Penalties and interest continue to accrue and management as determined that this will have no significant or material adverse effect.


Note D - Contingencies and Commitments (continued):

No provision or accrual has been made to cover any future remedial action or cleanup activities since these costs, if any, cannot be determined at this time. However, the company has determined that any costs associated with future cleanup liability will be covered by cash deposits held by the State of Arkansas.

Although all partnerships that the Company and its Subsidiaries served as General Partner have discontinued operations, no provision or accrual has been made to cover any future remedial action or formal dissolution since these costs, if any, cannot be determined at this time.

In July 1996 the Securities and Exchange Commission filed a default judgment against the Company for noncompliance in filing the quarterly and annual reports on a timely basis.
The Company has agreed to action and is making every effort to comply with the order.

Note E - Long-term Debt:
                   1995                 1994
                   Non Current Current  Non Current Current
 Note payable to
 Eastern Global
 LLC. a related
 party. Secured
 by precious
 gems and statue.       0           0         0      30,000

 Note payable to
 Arkansas Minerals
 Partners, a
 related party.
 Interest accrues
 at 10% payable
 quarterly. Secured
 by land, building,
 and equipment.          0      152,000   152,000       0

 Note payable for
 funds advanced
 and expenses paid
 in the Company's
 behalf. This note
 is unsecured.           0        6,555       0         0

 Other unsecured
 debt                 10,000     14,000       0         0

 Total Long-term
 Debt-Related
 Party             $  10.000   $172,555  $152,000   $30,000

                    1995                1994
                    Non Current Current Non Current Current
 Land purchase
 note payable,
 installments
 in the amount
 of $1,196 at 8.5%   13,104      3,264     15,529     3,085

 Land purchase
 note payable,
 installments
 in the amount
 of $761 at 8.5%         0          0      42,221     5,319

 Other debt              0         100        0         100

 Total Long-term
 Debt               $ 13,104    $3,364    $57,750     $8,504

 TOTALS             $ 23,104   $175,919  $209,750    $38,504



Note F - Capital Stock:

Preferred Stock - Series A: The Company is authorized to issue 200,000 shares of non-voting preferred shares, at a par value of $1.00 per share. These shares accrue a 10% dividend annually. The cumulative amount of dividend is $14,800 and $32,517 at December 31, 1995 and 1994
respectively. These Preferred shares are convertible into Class A common stock at a conversion rate of 5.5 common shares for each Preferred share. There were 148,000 shares issued and outstanding at December 31, 1995, and 1994.

Dividends paid during 1995 amounted to $17,717 for 1993 and $14,800 for 1994.

Preferred Stock - Class B: The Company is authorized to issue 300,000 shares of non-voting preferred shares, at a par value of $1.00 per share. These shares accrue a 10% dividend payable annually on June 30 of each year. The cumulative amount of dividend is $54,200 and $25,380 at December 31, 1995 and 1994 respectively. These Preferred shares are convertible into Class A common stock at a conversion rate 16 common shares for each Preferred share.
There were 288,200 shares issued and outstanding at December
31, 1995, and 1994.

Preferred Stock - Class C: The Company is authorized to issue 100,000 shares of non-voting preferred shares at a par value of $1.00 per share. These shares accrue a 10% dividend annually. The cumulative amount of dividend is $1,126 and $331 at December 31, 1995 and 1994 respectively. These
Preferred shares are convertible into Class A common stock at a conversion rate of 12 common shares for each Preferred share. There were 10,200 shares issued and outstanding at December 31, 1995 and 1994.

Preferred Stock: The Company is authorized to issued
1,400,000 shares of its non-voting preferred stock at a par value of $1.00 per share. There were no shares issued and outstanding at December 31, 1995 and 1994.


Common Stock - Class A: The Company is authorized to issue
99,900,000 Class A common shares, at a par value of $.001 per share. These shares have full voting rights. There were 91,123,183 and 61,247,070 shares outstanding as of December
31, 1995, and 1994 respectively. There were 840,183 and
657,241 shares paid for but unissued as of December 31, 1995, and 1994 respectively included in outstanding shares.

The Company issued 161,944 and 135,284 shares as dividends in 1995 for 1993 and 1994 dividends accrued.

In May 1995, the Company issued in error 9,617,000 shares to related party that will be returned to the Company and canceled. There was no consideration exchanged in the issue or cancellation of these shares.

In 1994, the Company established an unqualified stock benefit plan designed to provide awards of common stock to selected employees based on certain performance/production criteria or achievement of goals. The Company has 98,375 and 525,000 shares at December 31, 1995 and 1994 respectively held in the name of the plan as of December 31, 1995 and 1994.

Common Stock - Class B: The Company is authorized to issue
100,000 shares of its Class B common shares at a par value of $.01 per share. The Class B shares have the right to elect a majority of the Board of Directors of the Company.
There were 100,000 shares issued and outstanding as of December 31, 1995 and 1994.

Warrants:
On September 10, 1994, the Company issued warrants to
Eastern Global, LLC. to purchase 200,000 shares of new issue
Class A common stock at an exercise price of $0.09375 per share. These warrants have an expiration date of September
10, 1996.


NOTE G - Related Party Transactions:

Arkansas American Mining and Exploration, Inc. (AAME) was owned and controlled by the founders of the Company. In
1988, AAME exchanged mining claims, milling facility and a core drilling rig, for the Company's common stock. A significant amount of the Company's property and equipment as of December 31, 1994 is from this transaction.

In 1994, a related party loaned the Company $30,000 and held the statue and precious gems as collateral. This note was paid in full in 1995.

In 1994, a related party loaned the Company $152,000 secured by the Company's land, buildings, and equipment. This note plus interest is due in the fourth quarter of 1996.

In 1994, a related party loaned the company $2,500 to provide working capital. This party also incurred $4,055 of expenses on behalf of the Company.

During 1995, $10,000 and $14,000 was loaned to the company by related parties in the form of notes to provide working capital. The $10,000 note bears interest at 10% payable in 1997.

During 1995, the Company paid $25,000 for services rendered by related parties and issued 2,500,000 shares of Class A common stock.

NOTE H - Going Concern:

The Company has limited capital resources available to meet current obligations and develop its properties and bring into production a profitable mining operation. The adverse effect on the Company's results of operation due to its limited capital resources can be expected to continue until such time as the Company is able to generate additional capital from other sources.

These conditions raise concerns about the Company's ability to continue as a going concern. Management has implemented, or developed plans to implement, a number of actions to address these conditions including: maintain the most attractive mining properties; selling the precious gems;
obtaining additional financing; and investigating various joint venture opportunities.

Additional funding will be necessary for the Company's development plans. There can be no assurance that additional funding will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results from operations.

The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE I - Subsequent Events (unaudited):

The Company agreed to pay the manager of mining operations a monthly salary while mining operations were in progress. The
Company has exchanged its silver statue for its obligation to that individual in full settlement of wages owed.

In the first quarter of 1996, a default judgment was entered against the Company in Dallas County, Texas in the amount of $7,401.70 for legal services performed in 1994.

